                                                                   Exhibit 21.1



              STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES
                        SUBSIDIARIES OF THE REGISTRANT



STEINWAY MUSICAL INSTRUMENTS, INC., a Delaware corporation

  THE SELMER COMPANY, INC., a Delaware corporation

     VINCENT BACH INTERNATIONAL, a corporation organized under the laws of the United Kingdom

     H & A SELMER, LTD., a corporation organized under the laws of Canada

     THE STEINWAY PIANO COMPANY, a Delaware corporation

       STEINWAY, INC., a Delaware corporation

       STEINWAY & SONS, a New York corporation

       BOSTON PIANO COMPANY, a Massachusetts corporation

       BOSTON PIANO GMBH, a corporation organized under the laws of Germany

       S & B RETAIL, INC., a Delaware corporation

       STEINWAY & SONS JAPAN, LTD., a corporation organized under the laws of Japan

     THE SMI TRUST, a Massachusetts business trust

  EMERSON MUSICAL INSTRUMENTS, INC., a Delaware corporation